Exhibit 4.2

PMV PHARMACEUTICALS, INC.

FORM OF WARRANT TO PURCHASE COMMON STOCK OR PRE-FUNDED WARRANTS

Number of Shares: [ ]

(subject to adjustment)

Warrant No. [ ]	Original Issue Date: September [ ], 2026

PMV Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [ ] or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of [ ] shares of common stock, $0.00001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) or in lieu thereof, Pre-Funded Warrants (as defined below) to purchase the same number of Warrant Shares (as subject to adjustment hereunder, including as set forth in Section 4(b)), at a purchase price per share equal to the Exercise Price, as defined in Section 4(c), upon exercise of this Warrant to Purchase Common Stock or Pre-Funded Warrants (including any Warrants to Purchase Common Stock or Pre-Funded Warrants issued in exchange, transfer or replacement hereof, the “Warrant”) at any time and from time to time on or after the date hereof (the “Original Issue Date”) and on or prior to 5:00 P.M., New York City Time on the five year anniversary of the Original Issue Date (the “Termination Date”), but not thereafter, subject to the following terms and conditions:

1. Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Holder, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests.

(b) “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Trading Market for such security, as reported by Bloomberg Financial Markets, or, if such Principal Trading Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid and ask prices, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined in good faith by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then the Board of Directors of the Company shall use its good faith judgment to determine the fair market value. The Board of Directors’ determination shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(c) “Commission” means the United States Securities and Exchange Commission.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e) “Pre-Funded Warrants” means the pre-funded warrants to purchase a number of shares of Common Stock equal to the number of Warrant Shares as to which this Warrant is being exercised in the form of a Pre-Funded Warrant attached as Exhibit A hereto.

(f) “Pre-Funded Warrant Exercise Price” equals $0.00001 per share of Common Stock, subject to adjustment for reverse and forward share splits, share dividends, share combinations, ratio changes and other similar transactions of the shares of Common Stock that occur after the Original Issue Date; provided, that in no event shall the Pre-Funded Warrant Exercise Price be adjusted to an amount below the par value of the shares.

(g) “Principal Trading Market” means the national securities exchange or other trading market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Original Issue Date, shall be the Nasdaq Global Select Market.

(h) “Registration Statement” means the Company’s Registration Statement on Form S-3 (File No. 333-283349, declared effective on November 27, 2024.

(i) “Securities Act” means the Securities Act of 1933, as amended.

(j) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s Principal Trading Market with respect to the Common Stock as in effect on the date of delivery of the Exercise Notice.

(k) “Trading Day” means any weekday on which the Principal Trading Market is normally open for trading.

(l) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

(m) “Transfer Agent” means Equiniti Trust Company, LLC, the Company’s transfer agent and registrar for the Common Stock, and any successor appointed in such capacity.

(n) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTCQB Venture Market (“OTCQB”) or the OTCQX Best Market (“OTCQX”) is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the “pink sheets” by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2. Issuance of Securities; Registration of Warrants. The Warrant, as initially issued by the Company, is offered and sold pursuant to the Registration Statement. As of the Original Issue Date, the Warrant Shares and Pre-Funded Warrants are issuable under the Registration Statement. Accordingly, the Warrant and, assuming issuance pursuant to the Registration Statement or an exchange meeting the requirements of Section 3(a)(9) of the Securities Act as in effect on the Original Issue Date, the Warrant Shares, are not “restricted securities” under Rule 144 promulgated under the Securities Act. The Company shall register ownership of this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. Subject to compliance with all applicable securities laws, the Company shall, or will cause its Transfer Agent to, register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, and payment for all applicable transfer taxes (if any). Upon any such registration or transfer, a new warrant to purchase Common Stock or Pre-Funded Warrants in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall, or will cause its Transfer Agent to, prepare, issue and deliver at the Company’s own expense any New Warrant under this Section 3. Until due presentment for registration of transfer, the Company may treat the registered Holder hereof as the owner and holder for all purposes, and the Company shall not be affected by any notice to the contrary.

4. Exercise and Duration of Warrants.

(a) All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by this Warrant at any time and from time to time on or after the Original Issue Date and on or before the Termination Date.

(b) Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Original Issue Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Exercise Notice in the form attached as Schedule 1 hereto (the “Exercise Notice”, and the date of receipt of such Exercise Notice, the “Exercise Date”). Within the number of Trading Days comprising the Standard Settlement Period following the date of exercise as aforesaid, the Holder shall deliver (A) the aggregate Exercise Price for the number of Warrant Shares specified in the applicable Exercise Notice, if this Warrant is being exercised for Warrant Shares, or (B) the aggregate Exercise Price minus the aggregate Pre-Funded Warrant Exercise Price for the number of Pre-Funded Warrants specified in the applicable Exercise Notice, if this Warrant is being exercised for Pre-Funded Warrants, in each case by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 10 is specified in the applicable Exercise Notice. No ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares or Pre-Funded Warrants available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares or Pre-Funded Warrants available hereunder shall have the effect of lowering the outstanding number of Warrant Shares or Pre-Funded Warrants purchasable hereunder in an amount equal to the applicable number of Warrant Shares or Pre-Funded Warrants purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares or Pre-Funded Warrants purchased and the date of such purchases. The Company shall deliver any objection to any Exercise Notice within one (1) Trading Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares or Pre-Funded Warrants hereunder, the number of Warrant Shares or Pre-Funded Warrants available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(c) The exercise price per share of Common Stock under this Warrant shall be $   , subject to adjustment hereunder (the “Exercise Price”). In addition, beginning on the date of the Company’s initial public announcement of the decision by the U.S. Food and Drug Administration (“FDA”) regarding the acceptance for review of the Company’s New Drug Application (“NDA”) for Rezatapopt for the treatment of patients with platinum-resistant/refractory ovarian cancer harboring a TP53 Y220C mutation (the “NDA Acceptance Announcement”), the Exercise Price shall be reduced, and only reduced, to the greater of (i) $    and (ii) the lesser of (a) the then Exercise Price and (b) the VWAP of the five (5) Trading Day period beginning the Trading Day following the date of the NDA Acceptance Announcement (the “Reset Exercise Price”, which shall thereafter be the new Exercise Price, subject to further adjustment hereunder, and such five (5) Trading Day period shall be referred to herein as the “Measurement Period”), and the number of Warrant Shares or Pre-Funded Warrants issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price to the Reset Exercise Price, shall be equal to the aggregate Exercise Price prior to the date of the NDA Acceptance Announcement. The Company shall notify the Holder of the applicable adjustment to the Exercise Price as well as the adjusted number of Warrant Shares or Pre-Funded Warrants issuable hereunder following the Measurement Period (the “Exercise Price Adjustment Notice”). For purposes of clarification, whether or not the Company provides the Exercise Price Adjustment Notice pursuant to this Section 4(c), the Holder shall only be required to pay the Reset Exercise Price with respect to any exercise of this Warrant on or after the first Trading Day during the Measurement Period, regardless of whether the Holder accurately refers to such price in any Notice of Exercise. If the aggregate Exercise Price paid by the Holder in connection with the exercise of this Warrant on or after the first Trading Day during the Measurement Period exceeds the amount that should have been paid based on the Reset Exercise Price, the Company shall promptly return any excess aggregate Exercise Price to the Holder. Any adjustment to the Exercise Price pursuant to this Section 4(c) shall be effective retroactively to the first Trading Day during the Measurement Period.

(d) Solely to the extent that the NDA Acceptance Announcement relates to a positive decision, i.e., the FDA has accepted the NDA for review, then during the period beginning on the 30th calendar day following the date of the NDA Acceptance Announcement and ending on the 60th calendar day following the date of the NDA Acceptance Announcement, the Holder may be required, at the option of the Company, to exercise up to 50% of the Warrant for cash, in which case the Holder shall pay the Reset Exercise Price to the Company in accordance with the terms of this Warrant (the “Mandatory Exercise”); provided, that the Company shall only be permitted to elect a Mandatory Exercise if a registration statement covering the resale of the Warrant Shares issuable upon exercise of this Warrant is effective as of the Mandatory Exercise Date (as defined below).

(e) In the event the Company shall elect a Mandatory Exercise, the Company shall fix a date for the Mandatory Exercise (the “Mandatory Exercise Date”) and provide a notice of mandatory exercise not less than fifteen (15) Trading Days prior to the proposed date of the Mandatory Exercise (or such lesser period until the Termination Date) to the Holder (the “Mandatory Exercise Notice”). At least five (5) Trading Days prior to the Mandatory Exercise Date, the Holder shall deliver to the Company an Exercise Notice specifying the number of Warrants and, if subject to the Maximum Percentage, the number of Warrants subject to a Pre-Funded Warrant, to be purchased based on the amount required in the notice of Mandatory Exercise. Within one (1) Trading Day following the receipt by the Company of the Exercise Notice, the Holder shall deliver to the Company: (A) the aggregate Exercise Price for the number of Warrant Shares specified in the applicable Exercise Notice, if this Warrant is being exercised for Warrant Shares, or (B) the aggregate Exercise Price minus the aggregate Pre-Funded Warrant Exercise Price for the number of Pre-Funded Warrants specified in the applicable Exercise Notice, if this Warrant is being exercised for Pre-Funded Warrants, if applicable, thereby purchased and specified in the applicable notice in each case by wire transfer or cashier’s check drawn on a United States bank. Any Warrant which has not been exercised on or prior to the Mandatory Exercise Date for shares of Common Stock, and if subject to the Maximum Percentage, Pre-Funded Warrants, shall become null and void and the rights of the Holder to exercise such Warrant shall lapse, which the Company may suspend or waive in its sole discretion. The Company and Holder shall otherwise follow the procedures in this Section 4.

(f) Any Mandatory Exercise Notice provided for in the manner set forth in Section 4(e) shall be conclusively presumed to have been duly given whether or not the Holder received such notice.

(g) If this Warrant shall have been exercised in part, or adjusted to the Reset Exercise Price, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, and if exercised in part at the time of delivery of the Warrant Shares or Pre-Funded Warrants, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares or Pre-Funded Warrants called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

5. Delivery of Warrant Shares or Pre-Funded Warrants.

(a) If this Warrant is being exercised for Warrant Shares, upon exercise of this Warrant, the Company shall or will cause its Transfer Agent to, promptly (but in no event later than the number of Trading Days comprising the Standard Settlement Period after the Exercise Date, provided the Company has received the Exercise Price related to such exercise by such date), upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission system, or if the Transfer Agent is not participating in the Fast Automated Securities Transfer Program (the “FAST Program”) or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. The Holder, DTC (or its nominee) or any natural person or legal entity (each, a “Person”) so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. In addition, solely for purposes of Regulation SHO, the Holder will be deemed to be the holder of record of Warrant Shares upon delivery of the Exercise Notice relating thereto.

(b) If this Warrant is being exercised for Pre-Funded Warrants, the Company shall promptly issue and dispatch, as specified in the Exercise Notice, Pre-Funded Warrants to purchase a number of shares of Common Stock with respect to which this Warrant is being exercised.

(c) If this Warrant is being exercised for Warrant Shares, if the Company fails to deliver to the Holder a certificate representing the required number of Warrant Shares in the manner required pursuant to Section 5(a) or fails to or cause the Transfer Agent to credit the Holder’s balance account with DTC for such number of Warrant Shares to which the Holder is entitled within such Standard Settlement Period, and if after such Standard Settlement Period and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s sole discretion, either (i) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) or to cause the Holder’s DTC account to be credited for such Warrant Shares shall terminate or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares or credit the Holder’s or its designee’s balance account with DTC for such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased in the Buy-In less the product of (A) the number of shares of Common Stock purchased in the Buy-In, times (B) the Closing Sale Price of a share of Common Stock on the Exercise Date.

(d) To the extent permitted by law and subject to Section 5(c), the Company’s obligations to or to cause the Transfer Agent to issue and deliver Warrant Shares and Pre-Funded Warrants in accordance with and subject to the terms hereof (including the limitations set forth in Section 11 below) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares and Pre-Funded Warrants. Subject to Section 5(c), nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock or Pre-Funded Warrants upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense (excluding any applicable stamp duties) in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares, Pre-Funded Warrants or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares or Pre-Funded Warrants upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity, if requested by the Company (but not the posting of any surety or similar bond). Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will, at all times while this Warrant is outstanding, reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed. The Company further covenants that it will not, without the prior written consent of the Holder, take any actions to increase the par value of the Common Stock at any time while this Warrant is outstanding.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares or Pre-Funded Warrants issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of shares of capital stock any additional shares of Common Stock of the Company, then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(c) Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company, directly or indirectly, in one or more related transactions, effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company, directly or indirectly, effects any sale to another Person of all or substantially all of its assets in one transaction or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein.

Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder, as described below, an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, the Holder shall only be entitled to receive from the Company or any Successor Entity, the same type or form of consideration (and in the same proportion), valued at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such cash payment right shall not apply. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the lesser of 150% and the 200 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest single-day VWAP during the five (5) Trading Days immediately prior to such Fundamental Transaction, (D) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause, to the extent the Fundamental Transaction is within the Company’s control, any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 9(c) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Company” under this Warrant (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Warrant referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein.

(d) Number of Warrant Shares or Pre-Funded Warrants. Simultaneously with any adjustment to the Exercise Price pursuant to Section 9, (including any adjustment to the Exercise Price that would have been effected but for the final sentence in this paragraph (d)) the number of Warrant Shares or Pre-Funded Warrants that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares or Pre-Funded Warrants shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment. Notwithstanding the foregoing, in no event may the Exercise Price be adjusted below the par value of the Common Stock then in effect.

(e) Calculations. All calculations under this Section 9 shall be made to the nearest one-hundredth of one cent or the nearest share, as applicable.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares, Pre-Funded Warrants or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Transfer Agent.

(g) Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice of such transaction at least ten (10) days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. In addition, if while this Warrant is outstanding, the Company authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction contemplated by Section 9(c), other than a Fundamental Transaction under clause (iii) of Section 9(c), then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice of such Fundamental Transaction at least thirty (30) days prior to the date such Fundamental Transaction is consummated. Holder agrees to maintain any information disclosed pursuant to this Section 9(g) in confidence until such information is publicly available, and shall comply with applicable law with respect to trading in the Company’s securities following receipt any such information.

(h) Voluntary Adjustment By Company. Subject to the rules and regulations of the Principal Trading Market, the Company may at any time during the term of this Warrant, reduce the then-current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

10. Cashless Exercise in Limited Circumstances. This Warrant may only be exercised for cash, provided, however, if at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the Warrant Shares to the holders, then this Warrant may also be exercised, in whole or in part, by means of a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares or Pre-Funded Warrants in an exchange of securities effected pursuant to Section 3(a)(9) of the Securities Act, as determined as follows:

where:

“X” equals the number of Warrant Shares or Pre-Funded Warrants to be issued to the Holder;

“Y” equals the total number of Warrant Shares or Pre-Funded Warrants with respect to which this Warrant is then being exercised;

“A” equals the Closing Sale Price per share of Common Stock (as reported by Bloomberg Financial Markets) as of the Trading Day immediately preceding the Exercise Date; and

“B” equals the Exercise Price per Warrant Share or Pre-Funded Warrant then in effect on the Exercise Date.

If Warrant Shares or Pre-Funded Warrants are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares or Pre-Funded Warrants shall take on the registered characteristics of the Warrants being exercised (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise). For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares or Pre-Funded Warrants issued in a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares or Pre-Funded Warrants shall be deemed to have commenced, on the date this Warrant was originally issued (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise).

11. Limitations on Exercise.

(a) Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant (other than to acquire Pre-Funded Warrants with the same (or lower) Maximum Percentage limitation on exercise), and the Holder shall not be entitled to exercise this Warrant (other than to acquire Pre-Funded Warrants with the same (or lower) Maximum Percentage limitation on exercise) for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect or immediately prior to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the Holder, its Affiliates and any other Persons acting as a group together with such Holder and any of such Holder’s Affiliates, and any other persons whose beneficial ownership of the Comon Stock would or would be aggregated with such Holder’s for the purpose of Section 13(d) of the Exchange Act (such Persons, “Attribution Parties”) exceed 4.99% (or at the election of the Holder prior to the issuance of this Warrant, 9.99%) (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock of the Company following such exercise, or (ii) the combined voting power of the securities of the Company beneficially owned by the Holder, its Affiliates Attribution Parties to exceed the Maximum Percentage of the combined voting power of all of the securities of the Company then outstanding following such exercise. For purposes of this paragraph, beneficial ownership and whether a holder is a member of a Section 13(d) group shall be calculated and determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder, the Company shall within two (2) Trading Days confirm in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage specified in such notice, but not in excess of 19.99% (or at the election of the Holder prior to the issuance of this Warrant, 9.99%) specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. For purposes of this Section 11(a), the aggregate number of shares of Common Stock or voting securities beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the shares of Common Stock issuable upon (x) the exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise of the remaining unexercised and non-cancelled portion of this Warrant by the Holder and (y) the exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company that do not have voting power (including without limitation any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), but excluding such shares underlying such instrument which is subject to a limitation on conversion or exercise analogous to the limitation contained herein. In the event that the issuance of Common Stock to such Holder upon the exercise of the Warrant results in such Holder, together with its Attribution Parties, collectively being deemed to beneficially own, in the aggregate, more than the Maximum Percentage, the number of Common Stock so issued by which the aggregate Maximum Percentage of such Holder and its Attribution Parties exceeds such limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder and/or Attribution Parties shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares have been deemed null and void, the Company shall return to such Holder the exercise price paid by such Holder for the Excess Shares and such Holder shall return the Excess Shares to the Company.

(b) This Section 11 shall not restrict the number of shares of Common Stock, which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9(c) of this Warrant.

12. No Fractional Shares or Pre-Funded Warrants. No fractional Warrant Shares or fractional Pre-Funded Warrants will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Closing Sale Price) for any such fractional shares.

13. Notices.

Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile or e-mail prior to 5:30 P.M., New York City time, on a Trading Day so long as the sender of an e-mail has not received an automated notice of delivery failure from the proposed recipient’s computer server, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day so long as the sender of an e-mail has not received an automated notice of delivery failure from the proposed recipient’s computer server, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

PMV Pharmaceuticals, Inc.

400 Alexander Park Drive, Suite 301

Princeton, NJ 08540

If to the Holder, to its address, facsimile number or e-mail address set forth herein or on the books and records of the Company.

Or, in each of the above instances, to such other address, facsimile number or e-mail address as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change.

14. Warrant Agent. The Company shall initially serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Miscellaneous.

(a) No Rights as a Stockholder. The Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b) Authorized Shares. (i) Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate or articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant. (ii) Before taking any action which would result in an adjustment in the number of Warrant Shares or Pre-Funded Warrants for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(c) Successors and Assigns. Subject to the restrictions on transfer set forth in this Warrant and compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder, except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(d) Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

(e) Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(f) Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT THE ADDRESS IN EFFECT FOR NOTICES TO IT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(g) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(h) Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the Company and the Holder will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(i) Pre-Funded Warrants in lieu of Common Stock. Notwithstanding anything to the contrary in this Warrant, to the extent the beneficial ownership limitations set forth in Section 11 restrict the exercise of this Warrant for Warrant Shares, the Holder may choose, in lieu of receiving Warrant Shares upon exercise of this Warrant, to receive a Pre-Funded Warrant in the form attached hereto as Exhibit A to purchase an identical number of shares of Common Stock it would have received upon the exercise of this Warrant for shares of Common Stock, provided, however that the Exercise Price shall instead be the Exercise Price less $0.00001 per share, and the resulting issued Pre-Funded Warrant shall have an exercise price of $0.00001 per share. In such instance, the Pre-Funded Warrant issued upon exercise shall have the equivalent (or lower) Maximum Percentage limitation on exercise as set forth in Section 11.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

PMV PHARMACEUTICALS, INC.

By:
Name:
Title:

SCHEDULE 1

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant]

Ladies and Gentlemen:

1. The undersigned is the Holder of Warrant No. __ (the “Warrant”) issued by PMV Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

2. The undersigned hereby exercises its right to purchase __________ Warrant Shares (the “Exercised Warrant Shares”) pursuant to the Warrant.

3. The Holder intends that payment of the Exercise Price shall be made as (check one):

☐ Cash Exercise
☐ if permitted in accordance with Section 10 of the Warrant, “Cashless Exercise in Limited Circumstances.”

4. If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $ __________ in immediately available funds to the Company in accordance with the terms of the Warrant.

5. Pursuant to this Exercise Notice, the Company shall deliver to the Holder the Exercised Warrant Shares determined in accordance with the terms of the Warrant.

6. By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 11(a) of the Warrant to which this notice relates.

Dated:

Name of Holder:

By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

EXHIBIT A

FORM OF PRE-FUNDED WARRANT